JONES, WALKER                       EXHIBIT 5
                           Waechter, Poitevent
                        Carrere & Denegre, L.L.P.


                              April 2, 1998



OMNI Energy Services Corp.
4484 NE Evangeline Thruway
Carencro, LA   70520

Gentlemen:

      We have acted as counsel for OMNI Energy Services Corp., a Louisiana corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 1,500,000 shares of the common stock of the Company, $.01 par value per share (the "Common Stock"), pursuant to the terms of the Stock Incentive Plan (the "Plan") and 118,018 shares of Common Stock pursuant to the terms of stock option agreements (the "Agreements") between certain employees and the Company.

     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value on the terms described in the Plan and Agreements, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    JONES, WALKER, WAECHTER,
                                    POITEVENT, CARRERE & DENEGRE, L.L.P.



                                    By:    /s/  Margaret F. Murphy
                                           -----------------------
                                           Margaret F. Murphy